[Terex Letterhead]



                     NEWS RELEASE   NEWS RELEASE   NEWS RELEASE

     For information contact: Kevin O'Reilly, Vice President (203) 222-5943

                      TEREX REPORTS SECOND QUARTER RESULTS

          o    Net sales of over $1 billion in second quarter
          o Cash flow from operations of $70 million in the quarter; $184 million year-to-date
          o    Net debt decreased $163 million from December 31, 2002


         WESTPORT, CT, July 23, 2003 -- Terex Corporation (NYSE: TEX) today announced a net loss for the second quarter of 2003 of $49.1 million, or $1.02 per share, compared to net income of $5.2 million, or $0.12 per share, for the second quarter of 2002. Excluding the impact of special items, net income for the quarter was $24.7 million, or $0.50 per share, compared to $20.5 million, or $0.47 per share, for the second quarter of 2002. Special items for the second quarter of 2003, which are explained in more detail later in this release, primarily include an impairment charge and product rationalization within the Roadbuilding group, facility consolidation in the tower crane and Powerscreen businesses and a loss on the early retirement of debt. Special items for the second quarter of 2002 primarily included costs associated with the closure of a manufacturing facility in Tulsa, Oklahoma and the write down of certain assets within the light construction, European lifting and EarthKing businesses, partially offset by a foreign exchange gain associated with the acquisition of Demag.


         Net sales increased to $1,007.4 million in the second quarter of 2003, an increase of 54% from $653.2 million in the second quarter of 2002. Cash flow from operations was $69.5 million and net debt decreased by $62.6 million during the second quarter of 2003. Net sales for the six months ended June 30, 2003 increased to $1,886.7 million, an increase of 57% from $1,199.6 million for the six months ended June 30, 2002. Net loss for the first six months of 2003 was $36.6 million or $0.76 per share, compared to a net loss of $102.0 million, or $2.48 per share for the first six months of 2002. Net income, excluding special items, was $40.5 million, or $0.82 per share, for the first six months of 2003, compared to net income, excluding special items, of $27.5 million, or $0.67 per share, for the first six months of 2002. Cash flow from operations was $184.4 million and net debt decreased by $162.7 million in the six months ended June 30, 2003.

         "As we look back on the first six months of 2003, we have made progress on many of our goals for the year, but we realize that there is still much work in front of us," commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "At the halfway point of the year we have generated $184 million in cash from operations, paid down $106 million in debt and reduced net debt by $163 million. Our sales and earnings, excluding special items, grew by more than 40% and our earnings per share, excluding special items, by more than 20%, as we are realizing benefits from integrating acquisitions and executing on cost-saving initiatives. We accomplished all of this against the backdrop of very difficult end markets."

         "The first half of the year, however, did have its bumps in the road," added Mr. DeFeo. "Our end-markets remain challenging in all of our businesses, but were particularly weak in Roadbuilding and North American cranes. We have plans to reduce the cost structure further in these businesses in an effort to streamline operations, reduce our investment and improve profitability. All of these actions are necessary given current market demand. With respect to acquisitions, I am very pleased with the performance of Genie and Demag after the first nine months. I believe both are outperforming the market, executing on their integration plan and delivering meaningful earnings and cash flow to the Company. Our other restructuring and cost-saving initiatives are moving along as scheduled. Our facility consolidation in the U.K. involving the Benford and Fermec businesses is essentially complete. Although the first six months were burdened with the incremental costs of redundant facilities, the transition into the new Coventry facility went quite smoothly and we expect to begin realizing the cost-saving benefits during the second half of 2003."

         "Despite our progress, we still have a lot left to do," said Mr. DeFeo. "Our visibility into the market place is limited and it is difficult to predict the timing of any recovery. As a management team, we are constantly looking for ways to create value for customers and shareholders. We believe our recent agreement with Daewoo to distribute crawler excavators and wheel loaders under the Terex brand in North America, as well as the recent win of our joint venture, American Truck Company, to supply the Ministry of Defense of Israel
(IMOD) with tactical vehicles, are both low cost opportunities to grow the business and create value. The Daewoo agreement fills a gap in our product line and will allow our dealers to focus on a full Terex product line, one of the most complete in the industry. The IMOD win is our entrance into the military market, which is dominated by a few players with very little competition. Although these initiatives will require a focused effort, we see real opportunity to apply the Terex value proposition. In the near term, we remain committed to executing our plan, generating cash flow and reducing debt."

         In this press release Terex refers to various non-GAAP (generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. The table below and the tables included elsewhere in this press release provide a reconciliation of the reported GAAP numbers for the second quarter and six months year to date of 2003 and 2002, the reported numbers excluding special items, and the reported numbers excluding acquisitions (specifically Demag, Genie, Pacific Utility, Telelect Southeast, Advance Mixer, Crane & Machinery, Commercial Body and Combatel) and special items. Terex believes that this information is useful to understanding its operating results, the ongoing performance of its underlying businesses without the impact of special items, and the impact that acquisitions have had on its financial performance. Terex also discloses EBITDA and net debt, as they are commonly referred to financial metrics used in the investing community, and Terex believes that disclosure of EBITDA and net debt will be helpful to those reviewing its performance and that of other comparable companies, as EBITDA and net debt provide information on Terex's leverage position, ability to meet debt service and capital expenditure and working capital requirements, and EBITDA is also an indicator of profitability.

A financial summary is shown below:

                                                                 Three months ended June 30,
                           --------------------------------------------------------------------------------------------------------
                                                  2003                                                 2002
                           ---------------------------------------------------- ---------------------------------------------------
                                                           (in millions, except per share amounts)

                                                                     Excluding                                            Excluding
                                                                    Acquisitions                                        Acquisitions
                                            Special     Excluding    & Special                 Special      Excluding     & Special
                              Reported     Items (2)     Special     Items (4)     Reported    Items (3)     Special      Items (4)
                                                          Items                                               Items
                             -------------------------------------------------------------------------------------------------------
  Net sales................ $   1,007.4  $   ---      $   1,007.4  $     631.8  $    653.2    $   ---     $    653.2    $    618.1
                             ============ ============ ============ =========== ============= =========== ============= ===========
  Gross profit ............ $     112.1  $    38.0    $     150.1  $      91.8  $    116.6    $     8.2   $    124.8    $    120.3
  SG&A.....................        92.8       (2.3)          90.5         61.2        69.4         (0.6)        68.8          65.8
                             ------------ ------------ ------------ ------------ ------------ ----------- ------------- -----------
  Income from operations ..        19.3       40.3           59.6  $      30.6        47.2          8.8         56.0    $     54.5
                                                                    ===========                                         ===========
  Other income (expense)...       (80.5)      54.3          (26.2)                   (30.8)         9.5        (21.3)
  Provision for income
   taxes..................         11.5      (20.9)          (9.4)                    (5.3)        (5.9)       (11.2)
  Income (loss) from
   discontinued operations.         0.6        0.1            0.7                     (5.9)         2.9         (3.0)
  Cumulative effect of
   change in accounting
   principles.............        ---        ---            ---                      ---          ---          ---
                             ------------ ------------ ------------              ------------ ----------- -------------
  Net income (loss)........ $     (49.1) $    73.8    $      24.7               $      5.2    $    15.3   $     20.5
                             ============ ============ ============              ============ =========== =============
  Earnings per share......  $      (1.02)             $       0.50              $      0.12               $      0.47
  EBITDA (1)............... $      35.6  $    40.3    $      75.9               $     56.2    $     8.8   $     65.0
  Backlog ................. $     407.4               $     407.4               $    343.5                $    343.5

  Average diluted shares
      outstanding..........        48.2        1.3           49.5                     43.6        ---           43.6

(1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
(2) Special items, net of tax, relate to goodwill impairment for the Roadbuilding group ($42.5 million), exiting certain businesses and product rationalization within the Roadbuilding group ($22.0 million), restructuring activities ($7.0 million), loss on retirement of debt ($1.4 million), write-off of remaining investment in SDC International ($0.8 million),  and  Genie  inventory  fair  value  accounting  treatment  ($0.1 million).
(3) Special items, net of tax, relate to the restructuring charge for the closure of the Tulsa, Oklahoma facility ($2.8 million), headcount reductions at Cedarapids ($0.6 million), and write-down of certain assets within the Light Construction, European lifting and EarthKing businesses ($15.6 million), offset partially by a foreign exchange rate gain related to the Demag acquisition ($3.7 million).
(4) Acquisitions excluded are Demag, Genie, Pacific Utility, Telelect Southeast, Advance Mixer, Crane & Machinery, Commercial Body and Combatel.


                                                               Six months ended June 30,
                        --------------------------------------------------------------------------------------------------------
                                              2003                                                 2002
                        ---------------------------------------------------- ---------------------------------------------------
                                                        (in millions, except per share amounts)
                                                                     Excluding                                            Excluding
                                                                    Acquisitions                                        Acquisitions
                                            Special     Excluding    & Special                 Special      Excluding     & Special
                              Reported     Items (2)     Special     Items (4)     Reported    Items (3)     Special      Items (4)
                                                          Items                                               Items
                             -------------------------------------------------------------------------------------------------------
  Net sales................ $   1,886.7  $   ---      $   1,886.7  $   1,179.1  $  1,199.6    $   ---     $  1,199.6    $  1,151.1
                             ============ ============ ============ ============ ============= =========== ============= ===========
  Gross profit ............ $     237.0  $    43.5    $     280.5  $     170.1  $    206.2    $     9.4   $    215.6    $    208.5
  SG&A.....................       177.6       (2.6)         175.0        116.7       126.1         (0.6)       125.5         120.7
                             ------------ ------------ ------------ ------------ ------------- ----------- ------------- -----------
  Income from operations ..        59.4       46.1          105.5  $      53.4        80.1         10.0         90.1    $     87.8
                                                                    ============                                         ===========
  Other income (expense)...      (104.1)      52.7          (51.4)                   (53.1)         9.5        (43.6)
  Provision for income
    taxes..................         6.8      (21.9)         (15.1)                    (8.7)        (6.3)       (15.0)
  Income (loss) from
    discontinued operations.        1.3        0.2            1.5                     (6.9)         2.9         (4.0)
  Cumulative effect of
    change in accounting
    principles.............       ---        ---            ---                     (113.4)       113.4        ---
                             ------------ ------------ ------------              ------------- ----------- -------------
  Net income (loss)........ $     (36.6) $    77.1    $      40.5               $   (102.0)   $   129.5   $     27.5
                             ============ ============ ============              ============= =========== =============
  Earnings per share......  $      (0.76)             $       0.82              $     (2.48)              $      0.67
  EBITDA (1)............... $      89.9  $    46.5    $     136.4               $     96.2    $    10.0   $    106.2
  Backlog ................. $     407.4               $     407.4               $    343.5                $    343.5

  Average diluted shares
  Outstanding..............        48.0        1.3           49.3                     41.2        ---           41.2

(1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
(2) Special items, net of tax, relate to goodwill impairment for the Roadbuilding group ($42.5 million), exiting certain businesses and product rationalization within the Roadbuilding group ($22.0 million), restructuring activities ($8.3 million), loss on retirement of debt ($1.4 million), write-off of remaining investment in SDC International ($0.8 million), write-down of certain assets within the EarthKing business ($1.7 million) and Genie and Demag inventory fair value accounting treatment ($2.1 million), offset partially by a favorable ruling on a legal claim ($1.7 million).

(3) Special items, net of tax, relate to the restructuring charge for the closure of the Tulsa, Oklahoma facility ($2.8 million), closure of the Standard Havens facility ($0.8 million), headcount reductions at Cedarapids ($0.6 million), write-down of certain assets within the Light Construction, European lifting and EarthKing businesses ($15.6 million), impact of adopting SFAS No. 142 "Goodwill and Other Intangible Assets" and SFAS No. 141 "Business Combination" ($113.4 million), offset partially by a foreign exchange rate gain related to the Demag acquisition ($3.7 million).
(4) Acquisitions excluded are Demag, Genie, Pacific Utility, Telelect Southeast, Advance Mixer, Crane & Machinery, Commercial Body and Combatel.

Segment Performance

         The comparative segment performance below excludes special items. See Table I included later in this press release for the reconciliation to the reported GAAP numbers.

Terex Construction

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   382.7             $   337.7             $  700.9              $   594.2
                              ============          ============           ===========           ===========
Gross profit ................. $    55.4    14.5%    $    61.1    18.1%        97.1     13.9%        100.3    16.9%
SG&A .........................      34.2     8.9%         32.2     9.5%        61.7      8.8%         56.1     9.4%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    21.2     5.5%    $    28.9     8.6%        35.4      5.1%        $44.2     7.4%
                              ============          ============           ===========           ===========
Backlog.......................      89.2             $   115.0                 89.2                  115.0


         Net sales in the Terex Construction Group for the second quarter of 2003 increased $45.0 million to $382.7 million from $337.7 million in the second quarter of 2002. The increase in sales was driven primarily by the foreign exchange movements among the Euro, British Pound and U.S. dollar. Excluding the translation impact of foreign exchange movements, sales for Terex Construction were flat to slightly down. SG&A expenses for the second quarter of 2003 were $34.2 million, or 8.9% of sales, compared to $32.2 million, or 9.5% of sales, for the second quarter of 2002, reflecting an increase in the allowance for doubtful accounts. Income from operations for the quarter was $21.2 million, or 5.5% of sales, compared to $28.9 million, or 8.6% of sales, for the second quarter of 2002.

         "Despite difficult end-markets, we believe the Terex Construction Group had a solid quarter," commented Colin Robertson, President-Terex Construction. "Our focus on execution and cost reduction are starting to show up in our results. Although our performance is down year over year, we have seen sequential improvement in margins from the first quarter of 2003 as the restructuring and cost saving initiatives we implemented in late 2002 and early 2003 are starting to take hold. This is in spite of provisioning for some troubled customers, the incremental costs from operating redundant facilities in the U.K. while we moved production to consolidate the Benford and Fermec businesses, and the negative currency impact from selling our European-manufactured product into the United States."

         "Specifically, the Atlas business continued to make progress during the quarter as we focused on cost reductions and manufacturing efficiencies, and the consolidation of our Benford and Fermec locations into our new manufacturing facility in Coventry is essentially complete," Mr. Robertson added. "I am very pleased with the execution of this transition, as there was minimal disruption to the business while at the same time we continued to penetrate and grow our markets. We believe we are well positioned and we expect our cost saving initiatives related to the facility consolidation to positively impact our second half results. In addition, we are taking incremental actions in our Powerscreen business and closing our Kilbeggan facility. This will lower our cost structure even further for this business and better utilize the manufacturing capacity."

         "As we look to the second half of 2003, we will continue to focus on the things we can control, such as driving additional costs out of the system and penetrating new and under-represented markets, and we will continue to have a persistent focus on working capital reduction and cash generation."

Terex Cranes

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   273.0             $   136.4             $  510.9              $   271.5
                              ============          ============           ===========           ===========
Gross profit ................. $    28.7    10.5%    $    21.7    15.9%        58.3     11.4%        $38.5    14.2%
SG&A .........................      19.8     7.3%          9.4     6.9%        40.2      7.9%         18.9     7.0%
                              ------------          ------------           -----------           -----------
Operating profit.............. $     8.9     3.3%    $    12.3     9.0%        18.1      3.5%        $19.6     7.2%
                              ============          ============           ===========           ===========
Backlog.......................     153.0             $    59.2                153.0                  $59.2


         Net sales in the Terex Cranes group for the second quarter of 2003 increased $136.6 million to $273.0 million from $136.4 million in the second quarter of 2002. Excluding the impact of acquisitions (Demag and Crane & Machinery), net sales for the quarter were down over 20%, reflecting the weak North American markets, although offset somewhat by better performance in the international markets. SG&A expenses increased to $19.8 million, or 7.3% of sales, in the second quarter of 2003 compared to $9.4 million, or 6.9% of sales, for the second quarter of 2002, reflecting the impact of acquired companies. Excluding the impact of acquisitions, SG&A expenses decreased to $8.6 million. Income from operations for the quarter was $8.9 million, or 3.3% of sales, compared to $12.3 million, or 9.0% of sales, in the second quarter of 2002, as margins continue to be under pressure from competitive pricing in the market place, sales volume reduction in North America and used machine sales with very low margins.

         "Our integration of Demag continues on track and we are aggressively growing that business," commented Fil Filipov, President - Terex Cranes. "What we have in the crane industry are two diverse markets. The North American market is depressed and down over 30% for the first half of the year. While the international business still shows signs of life in certain areas, however, the pricing remains very competitive. Our tower crane business continues to outperform the industry, as it reported strong double-digit growth in the quarter and first six months, and Demag continues to see its markets grow on the strength of recent product introductions. From an operational perspective, we continue to squeeze costs out of the system by reducing our manufacturing capacity in the U.S. and internationally. With the previous announced relocation of our boom truck business to Waverly, Iowa and the closure of our Peiner tower crane facility in Germany, we will lower our fixed overhead and improve manufacturing efficiencies and profitability. The consolidation of these facilities will be completed in the second half of 2003."

         Mr. Filipov added, "We do not expect a rebound in the end-markets and in the short term we will continue to focus on cost reductions and managing the business for cash, such as aggressively converting used equipment. This has impacted our overall margin, but we believe it is necessary to compete in today's environment."

Terex Mining, Roadbuilding, Utility Products and Other


                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   202.9             $   193.9             $  392.6              $   356.2
                              ============          ============           ===========           ===========
Gross profit ................. $    30.4    15.0%    $    41.1    21.2%        59.6     15.2%        $75.0    21.1%
SG&A .........................      22.8    11.2%         24.2    12.5%        44.5     11.3%         45.5    12.8%
                              ------------          ------------           -----------           -----------
Operating profit.............. $     7.6     3.7%    $    16.9     8.7%        15.1      3.8%        $29.5     8.3%
                              ============          ============           ===========           ===========
Backlog.......................     119.0             $   138.6                119.0                  138.6


         On July 1, 2003 the Company announced that it reached an agreement in principle to sell Terex's worldwide electric drive mining truck business to Caterpillar, and for Terex to acquire Caterpillar's mining shovel intellectual property. As a result, the Company has accounted for the mining truck business and wholly owned product support businesses as a discontinued operation in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This will require the Company to restate prior year results to treat the mining truck business as a discontinued operation on the consolidated statement of operations and to show the net assets of the business as a single amount in the consolidated balance sheet. Due to the size of the remaining mining business, the Company has ceased reporting Mining as a separate segment. See Table II included later in this release for restated prior period segment information.

         Net sales for the Terex Mining, Roadbuilding and Utility Products group for the second quarter of 2003 increased $9.0 million to $202.9 million from $193.9 million for the second quarter of 2002, driven primarily by the acquisitions in the utility business and Advance Mixer. Excluding the impact of acquisitions, sales decreased approximately 5%. SG&A expenses for the second quarter of 2003 were $22.8 million, or 11.2% of sales, compared to $24.2 million, or 12.5% of sales, in the second quarter of 2002. Excluding the impact of acquisitions, SG&A expenses decreased approximately 15%, reflecting management's intense focus on cost controls in response to weak market conditions. Income from operations decreased to $7.6 million, or 3.7% of sales, in the second quarter of 2003, from $16.9 million, or 8.7% of sales, in the second quarter of 2002.

         "The Mining, Roadbuilding and Utility Products group continues to have its ups and downs," commented Mr. DeFeo. "Our CMI business, which is significantly impacted by highway spending, saw revenue decline over 25% in the quarter. Although the business has its near-term challenges, we still believe that the U.S. will need to invest in its highways and infrastructure, which will drive long-term growth in this sector. However, we do not see any catalyst for this business in 2003 and do not anticipate any improvement in the market until the highway bill is reauthorized and there is some clarity to the state budget issues, possibly in 2004. We have made many changes in the Roadbuilding businesses over the past year, from rationalizing our product offering and closing facilities to management changes, and we will continue to focus on reducing costs and managing these businesses for cash as we navigate through these tough end-markets."

         Mr. DeFeo continued, "Our utility business continues to post solid results and our investments in the distribution channel over the past year provide us with real opportunities to penetrate new markets, such as the large investor owned utilities and municipalities, and grow this franchise. Our "Utility Depot" marketing strategy has gained momentum as we continue to cross-sell other Terex products into this market."

         "Our Mining group as a whole reported improved profitability on flat sales as the cost saving initiatives implemented in 2002 are flowing to the bottom line," commented Thys de Beer, President - Terex Mining. "The shovel business in particular is still performing strongly and we are capturing the orders for the large mining shovels as they come along. Initial market reaction to our announced deal with Caterpillar has been quite positive, but there remains a lot of work in front of us to get this accomplished."

Terex Aerial Work Platforms

                                            Second Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              -------------------------------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ----------            ----------             ---------             ---------
Net sales..................... $   167.8             $     9.3             $  315.0              $    17.1
                              ============          ============           ===========           ===========
Gross profit ................. $    35.5    21.2%    $     0.8     8.6%        65.7     20.9%        $ 1.6     9.4%
SG&A .........................      14.0     8.3%          0.6     6.5%        27.7      8.8%          1.2     7.0%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    21.5    12.8%    $     0.2     2.2%        38.0     12.1%        $ 0.4     2.3%
                              ============          ============           ===========           ===========
Backlog.......................      21.3             $     0.5                 21.3                  $ 0.5


         The Terex Aerial Work Platforms group represents the results of Genie Holdings, Inc. and its subsidiaries since their acquisition by Terex on September 18, 2002. In addition, beginning April 1, 2003, the Aerial Work Platform group became responsible for the manufacturing, sales and service of the Terex telehandlers business in North America, and prior year amounts have been restated for consistency.

         Net sales for the Terex Aerial Work Platforms group for the second quarter of 2003 were $167.8 million. SG&A expenses were $14.0 million, or 8.3% of sales, for the second quarter of 2003 and income from operations were $21.5 million, or 12.8% of sales.

         "We are very pleased with our second quarter results," said Bob Wilkerson, President - Terex Aerial Work Platforms group. "Our second quarter sales were flat to slightly up compared to the run rate of the second quarter of 2002, but our margins have improved considerably as we benefited during the quarter from previous restructuring actions as well as a favorable movement in foreign exchange. As we look forward, we expect the end markets to remain challenging, but we see the financial restructuring occurring at some of the large rental companies as a necessary step to improve the financial position of the customer base before they start buying again."

         Mr. Wilkerson added, "During the quarter we also assumed responsibility for the Terex telehandler business in North America, including manufacturing, sales and service. As this product is primarily sold through the rental channel, it is a natural fit with Genie and the manner in which we go to market. We are very impressed with the quality of the Terex telehandler product and see a compelling value proposition that we can offer to customers. Although there have been changes in the telehandler industry over the past few years, with new entrants and more recently with consolidations, there still remains significant market opportunities in this category. Our goal is to capitalize on those opportunities by leveraging our customer value proposition."

Special Items

         Given recent performance in the Roadbuilding reporting unit and the continued uncertainty surrounding highway spending at the federal, state, and local levels, the Company accelerated its review of the long-term value of the Roadbuilding business. In addition to taking into account past management actions, including staff reductions and changes in management, the Company reviewed additional actions to streamline operations and improve profitability. The result of this review led management to rationalize certain product lines within the Roadbuilding reporting unit. The charge associated with the impairment of goodwill was $51.3 million and the charge related to exiting and rationalizing certain product categories is $30.6 million, primarily related to inventory.

         Also included in special items for the second quarter of 2003 were: (1) the closure costs related to the Peiner and Kilbeggan operations ($9.0 million);
(2) the loss on the retirement of debt related to the $50 million redemption of the 8 - 7/8% senior subordinated notes ($1.9 million); (3) the write-off of the remaining investment in SDC International ($1.1 million); and (4) Genie inventory fair value accounting treatment ($0.1 million). Special items recognized in the second quarter of 2003 amount to $94.0 million, pre-tax. In addition, $1.3 million in charges related to facility closures initiated in the second quarter of 2003 will be recognized in future periods. The cash component of this charge is approximately $10 million. Also in the quarter, the Company recognized $0.7 million in charges from previous restructuring projects.

         For the second quarter of 2002, special items consisted of the costs associated with the closure of a manufacturing facility in Tulsa, Oklahoma ($4.2 million), the write-down of certain assets within the Light Construction, European Lifting and EarthKing businesses ($22.9 million), and headcount reductions in the Roadbuilding group ($0.9 million), offset partially by a foreign exchange gain related to the Demag acquisition ($5.5 million).

Capital Structure

         "Cash flow from operations for the second quarter of 2003 was $70 million, bringing the total for the first six months of 2003 to $184 million," commented Phil Widman, Senior Vice President and Chief Financial Officer. "In the quarter we generated an additional $38 million in cash from working capital (defined as the sum of accounts receivable plus inventory less accounts payable) reductions, making for a total of $128 million for the first six months of 2003. Our working capital as a percent of trailing three month annualized sales decreased to 23% at the end of the second quarter of 2003 compared to 34% at the end of 2002." Mr. Widman added, "Given our success in working capital reductions in the first half of the year compared to our full year 2003 goal of $150 million of working capital reductions, we have increased our target for working capital reductions during 2003 to $200 million."


         Net debt (defined as total debt less cash) at the end of the second quarter of 2003 decreased $162.7 million to $1,046.3 million from $1,209.0 million at the end of 2002. Net debt to book capitalization at the end of the second quarter of 2003 was 57.3%, compared to 61.1% at the end of 2002. Mr. Widman added, "We remain committed to a minimum reduction in total debt of $200 million in 2003, over half of which was achieved during the first six months, but feel a level of $250 million may be attainable."

Outlook

         "We continue to operate in a difficult to forecast environment," commented Mr. DeFeo. "We did not expect any help from the end markets in 2003 and we have not seen any. However, we remain confident in our ability to achieve the annual guidance we previously provided, but perhaps at the lower end of the range, and to exceed our original working capital and debt reduction targets, as we continue to run the business for cash flow. We have made some significant strides during the year, but realize that we have to stay focused on our goals and the execution of our plan. Our ability to seize opportunities and create value in bad times as well as good times is what will differentiate us from our competitors. In 2003, despite depressed end markets, we expect earnings per share, excluding special items, to increase by over 25%, while delivering significant cash flow for debt reduction. We will accomplish all of this while continuing to strengthen the Terex franchise and position Terex as the number three franchise player in the worldwide construction equipment market."

Safe Harbor Statement

         The above contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and continuing weak general economic conditions may affect the sales of its products and its financial results; construction and mining activity are affected by interest rates and government spending; the ability to successfully integrate new businesses may affect Terex's future performance; changes in Terex's key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; the dependence of some of Terex's customers relying on third party financing to purchase its products; Terex's ability to timely manufacture and deliver products to customers; Terex's substantial amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2002 revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Telelect, Terex, and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.



                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com



                       TEREX CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (in millions, except per share data)
                                   (unaudited)

                                                                         Three Months                Six Months
                                                                        Ended June 30,              Ended June 30,
                                                               -----------------------------  ----------------------------
                                                                    2003             2002         2003            2002
                                                               --------------   ------------  --------------   -----------
Net sales......................................................$   1,007.4    $      653.2   $  1,886.7       $  1,199.6
Cost of goods sold.............................................      895.3           536.6      1,649.7            993.4
                                                               --------------   ------------  --------------   -----------

     Gross profit..............................................      112.1           116.6        237.0            206.2
Selling, general and administrative expenses...................       92.8            69.4        177.6            126.1
                                                               --------------   ------------  --------------   -----------

     Income from operations....................................       19.3            47.2         59.4             80.1

Other income (expense):
     Interest income...........................................        2.0             1.9          3.6              2.7
     Interest expense..........................................      (26.3)          (22.1)       (51.8)           (43.8)
     Goodwill impairment.......................................      (51.3)          ---          (51.3)           ---
     Loss on retirement of debt................................       (1.9)          ---           (1.9)           ---
     Other income (expense) - net..............................       (3.0)          (10.6)        (2.7)           (12.0)
                                                               --------------   ------------  --------------   -----------


Income (loss) from continuing operations before income taxes
     and cumulative effect of change in accounting principle...      (61.2)           16.4        (44.7)            27.0
Benefit from (provision for) income taxes......................       11.5            (5.3)         6.8             (8.7)
                                                               --------------   ------------  --------------   -----------


Income (loss) from continuing operations before cumulative
      effect of change in accounting principle.................      (49.7)           11.1        (37.9)            18.3
Income (loss) from discontinued operations.....................        0.6            (5.9)         1.3             (6.9)
                                                               --------------   ------------  --------------   -----------
Income (loss) before cumulative effect of change in
        accounting principle...................................      (49.1)            5.2        (36.6)            11.4

Cumulative effect of change in accounting principle............      ---             ---          ---             (113.4)
                                                               --------------   ------------  --------------   -----------

Net income (loss)..............................................$     (49.1)   $        5.2   $    (36.6)      $   (102.0)
                                                               ==============   ============  ==============   ===========


EARNINGS PER SHARE: -
    Basic:
      Income (loss) from continuing operations.................$      (1.03)  $        0.26  $     (0.79)      $     0.45
      Income (loss) from discontinued operations...............        0.01           (0.14)        0.03            (0.17)
                                                               --------------   ------------  --------------   -----------
      Income (loss) before cumulative effect of change in
         accounting principle..................................       (1.02)           0.12        (0.76)            0.28
      Cumulative effect of change in accounting principle......      ---             ---          ---               (2.80)
                                                               --------------   ------------  --------------   -----------
             Net income (loss).................................$      (1.02)  $        0.12  $     (0.76)      $    (2.52)
                                                               ==============   ============  ==============   ===========
    Diluted:
      Income (loss) from continuing operations.................$      (1.03)  $        0.26  $     (0.79)      $     0.44
      Income (loss) from discontinued operations...............        0.01           (0.14)        0.03            (0.16)
                                                               --------------   ------------  --------------   -----------
      Income (loss) before cumulative effect of change in
         accounting principle..................................       (1.02)           0.12        (0.76)            0.28
     Cumulative effect of change in accounting principle.......      ---             ---          ---               (2.76)
                                                               --------------   ------------  --------------   -----------
            Net income (loss)..................................$      (1.02)  $        0.12  $     (0.76)      $    (2.48)
                                                               ==============   ============  ==============   ===========

Weighted average number of common and common equivalent shares outstanding in per share calculation:
        Basic..................................................       48.2            42.7         48.0             40.4
        Diluted................................................       48.2            43.6         48.0             41.2




                       TEREX CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                         (in millions, except par value)
                                   (unaudited)

                                                                                         June 30,         December 31,
                                                                                           2003               2002
                                                                                    ------------------  -----------------

CURRENT ASSETS
   Cash and cash equivalents....................................................   $       420.4       $     352.2
   Trade receivables...........................................................            561.1             578.6
   Inventories..................................................................           955.2           1,106.3
   Other current assets.........................................................           237.3            184.0
                                                                                    ------------------  -----------------
                      Total Current Assets......................................         2,174.0           2,221.1

LONG-TERM ASSETS
   Property, plant and equipment................................................           313.9             309.4
   Goodwill.....................................................................           601.1             622.9
   Other assets.................................................................           481.7             472.3
                                                                                    ------------------  -----------------

TOTAL ASSETS....................................................................   $     3,570.7       $   3,625.7
                                                                                    ==================  =================

CURRENT LIABILITIES
   Notes payable and current portion of long-term debt..........................   $        69.7       $      74.1
   Trade accounts payable.......................................................           577.6            542.9
   Accrued compensation and benefits............................................            84.1              74.0
   Accrued warranties and product liability.....................................            81.0              86.0
   Other current liabilities....................................................           281.2             329.2
                                                                                    ------------------  -----------------
                     Total Current Liabilities..................................         1,093.6          1,106.2

NON CURRENT LIABILITIES
   Long-term debt, less current portion.........................................         1,397.0           1,487.1
   Other........................................................................           301.1             263.2

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common Stock, $0.01 par value --
      Authorized 150.0 shares; issued 49.4 and 48.6 shares at June 30, 2003 and
      December 31, 2002, respectively...........................................             0.5               0.5
   Additional paid-in capital...................................................           785.2             772.7
   Retained earnings............................................................            30.8              67.4
   Accumulated other comprehensive income (loss)................................           (19.7)            (53.6)
   Less cost of shares of common stock in treasury (1.2 shares at June 30, 2003
       and December 31, 2002)...................................................           (17.8)            (17.8)
                                                                                    ------------------  -----------------
   Total Stockholders' Equity...................................................           779.0             769.2
                                                                                    ------------------  -----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................   $     3,570.7       $   3,625.7
                                                                                    ==================  =================


                       TEREX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (in millions)
                                   (unaudited)

                                                                                                  Six Months Ended
                                                                                                        June 30,
                                                                                            -------------------------------
                                                                                                  2003           2002
                                                                                            -------------  ----------------
OPERATING ACTIVITIES
   Net income (loss)......................................................................  $   (36.6)     $   (102.0)
   Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
     Depreciation ........................................................................       27.5            15.7
     Amortization.........................................................................        5.9             2.8
     Impairment charges and asset write downs.............................................       72.5           140.8
     Loss on retirement of debt...........................................................        1.4           ---
     Gain on sale of fixed assets.........................................................       (2.9)          ---
     Changes in operating assets and liabilities (net of effects of acquisitions):
       Trade receivables..................................................................        3.4           (90.0)
       Inventories........................................................................       82.8           (14.2)
       Trade accounts payable.............................................................       42.0            79.9
       Other, net.........................................................................      (11.6)          (24.4)
                                                                                            -------------  ----------------
          Net cash provided by operating activities.......................................      184.4             8.6
                                                                                            -------------  ----------------

INVESTING ACTIVITIES
   Acquisition of businesses, net of cash acquired........................................       (8.7)          (89.5)
   Capital expenditures...................................................................      (14.1)          (10.1)
   Proceeds from sale of assets...........................................................        3.5             2.6
                                                                                            -------------  ----------------
              Net cash used in investing activities.......................................      (19.3)          (97.0)
                                                                                            -------------  ----------------

FINANCING ACTIVITIES
   Principal borrowings (repayments) of long-term debt....................................      (53.0)            0.7
   Net borrowings (repayments) under revolving line of credit agreements..................      (36.5)            0.2
   Issuance of common stock...............................................................      ---             113.3
     Payment of premium on early retirement of debt.......................................       (2.2)          ---
   Other..................................................................................      (16.4)           (0.4)
                                                                                            -------------  ----------------
         Net cash provided by (used in) financing activities..............................     (108.1)          113.8
                                                                                            -------------  ----------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS..............................
                                                                                                 11.2             5.1
                                                                                            -------------  ----------------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................................................       68.2            30.5
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........................................      352.2           250.4
                                                                                            -------------  ----------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD................................................  $   420.4      $    280.9
                                                                                            =============  ================


                                                                                 Table I

                                                                    TEREX CORPORATION AND SUBSIDIARIES
                                                                               (in millions)
                                                                                (unaudited)

                                                                         Three Months Ended June 30,
                                          ------------------------------------------------------------------------------------------
                                                             2003                                           2002
                                          ---------------------------------------------  -------------------------------------------

                                                           Special      Excluding                       Special        Excluding
                                                GAAP        Items     Special Items          GAAP        Items       Special Items
                                          ---------------------------------------------  -------------------------------------------
Sales
   Construction (1)..................... $      382.7   $    ---      $     382.7       $   337.7     $   ---       $    337.7
   Cranes (2)...........................        273.0        ---            273.0           136.4         ---            136.4
   Mining, Roadbuilding & Utility (3)...        202.9        ---            202.9           193.9         ---            193.9
   Aerial Work Platforms (4)............        167.8        ---            167.8             9.3         ---              9.3
   Corp / Eliminations..................        (19.0)       ---            (19.0)          (24.1)        ---            (24.1)
                                          -------------- ------------- ----------------  ------------- ------------- ---------------
      Total............................. $    1,007.4   $    ---      $   1,007.4       $   653.2     $   ---       $    653.2
                                          ============== ============= ================  ============= ============= ===============

Gross Profit
   Construction (1)..................... $       53.3   $      2.1 $         55.4       $    61.1     $   ---       $     61.1
   Cranes (2)...........................         21.8          6.9           28.7            21.7         ---             21.7
   Mining, Roadbuilding & Utility (3)...          1.5         28.9           30.4            32.9           8.2           41.1
   Aerial Work Platforms (4)............         35.4          0.1           35.5             0.8         ---              0.8
   Corp / Eliminations..................          0.1        ---              0.1             0.1         ---              0.1
                                          -------------- ------------- ----------------  ------------- ------------- ---------------
      Total............................. $      112.1   $     38.0    $     150.1       $   116.6     $     8.2     $    124.8
                                          ============== ============= ================  ============= ============= ===============

SG&A
   Construction (1)..................... $       34.3   $     (0.1)   $      34.2       $    32.2     $   ---       $     32.2
   Cranes (2)...........................         20.3         (0.5)          19.8             9.4         ---              9.4
   Mining, Roadbuilding & Utility (3)...         24.5         (1.7)          22.8            24.8          (0.6)          24.2
   Aerial Work Platforms (4)............         14.0        ---             14.0             0.6         ---              0.6
   Corp / Eliminations..................         (0.3)       ---             (0.3)            2.4         ---              2.4
                                          -------------- ------------- ----------------  ------------- ------------- ---------------
      Total............................. $       92.8   $     (2.3)   $      90.5       $    69.4     $    (0.6)    $     68.8
                                          ============== ============= ================  ============= ============= ===============

Operating Income
   Construction (1)..................... $       19.0   $      2.2    $      21.2       $    28.9     $   ---       $     28.9
   Cranes (2)...........................          1.5          7.4            8.9            12.3         ---             12.3
   Mining, Roadbuilding & Utility (3)...        (23.0)        30.6            7.6             8.1           8.8           16.9
   Aerial Work Platforms (4)............         21.4          0.1           21.5             0.2         ---              0.2
   Corp / Eliminations..................          0.4        ---              0.4            (2.3)        ---             (2.3)
                                          -------------- ------------- ----------------  ------------- ------------- ---------------
      Total............................. $       19.3   $    40.3     $      59.6       $    47.2     $     8.8     $     56.0
                                          ============== ============= ================  ============= ============= ===============


(1) Special items relate primarily to the closure of the Kilbeggan facility within the Powerscreen business.
(2) Special items relate primarily to the closure of the Peiner facility within the Tower Crane group.
(3) Special items relate primarily to exiting and rationalizing certain product categories within the Roadbuilding group.
(4)  Special items relate to the Genie inventory fair value accounting treatment



                                                                            Table I (continued)

                                                                  TEREX CORPORATION AND SUBSIDIARIES
                                                                               (in millions)
                                                                                (unaudited)

                                                                          Six Months Ended June 30,
                                          ---------------------------------------------------------------------------------------

                                                             2003                                           2002
                                          ------------------------------------------   ------------------------------------------

                                                             Special     Excluding                       Special      Excluding
                                                 GAAP        Items    Special Items          GAAP         Items     Special Items
                                          -------------  ------------- -------------   ------------  ------------- ---------------
Sales
   Construction (1)..................... $       700.9  $       ---    $    700.9     $    594.2    $     ---     $     594.2
   Cranes (2)...........................         510.9          ---         510.9          271.5          ---           271.5
   Mining, Roadbuilding & Utility (3)...         392.6          ---         392.6          356.2          ---           356.2
   Aerial Work Platforms (4)............         315.0          ---         315.0           17.1          ---            17.1
   Corp / Eliminations..................         (32.7)         ---         (32.7)         (39.4)         ---           (39.4)
                                          -------------  ------------- -------------   ------------  ------------- ---------------

      Total............................. $     1,886.7  $       ---    $  1,886.7     $  1,199.6    $     ---     $   1,199.6
                                          =============  ============= =============   ============  ============= ===============


Gross Profit
   Construction (1)..................... $        95.0  $         2.1  $     97.1     $    100.3    $     ---     $     100.3
   Cranes (2)...........................          49.0            9.3        58.3           38.5          ---            38.5
   Mining, Roadbuilding & Utility (3)...          28.3           31.3        59.6           65.6            9.4          75.0
   Aerial Work Platforms (4)............          64.9            0.8        65.7            1.6          ---             1.6
   Corp / Eliminations..................          (0.2)         ---          (0.2)           0.2          ---             0.2
                                          -------------  ------------- -------------   ------------  ------------- ---------------

      Total............................. $       237.0  $        43.5  $    280.5     $    206.2    $       9.4   $     215.6
                                          =============  ============= =============   ============  ============= ===============

SG&A
   Construction (1)..................... $        61.8  $        (0.1) $     61.7     $     56.1    $     ---     $      56.1
   Cranes (2)...........................          40.7           (0.5)       40.2           18.9          ---            18.9
   Mining, Roadbuilding & Utility (3)...          46.5           (2.0)       44.5           46.1           (0.6)         45.5
   Aerial Work Platforms (4)............          27.7          ---          27.7            1.2          ---             1.2
   Corp / Eliminations..................           0.9          ---           0.9            3.8          ---             3.8
                                          -------------  ------------- -------------   ------------  ------------- ---------------
      Total............................. $       177.6  $        (2.6) $    175.0     $    126.1    $      (0.6)  $     125.5
                                          =============  ============= =============   ============  ============= ===============

Operating Income
   Construction (1)..................... $        33.2  $         2.2  $     35.4     $     44.2    $     ---     $      44.2
   Cranes (2)...........................           8.3            9.8        18.1           19.6          ---            19.6
   Mining, Roadbuilding & Utility (3)...         (18.2)          33.3        15.1           19.5           10.0          29.5
   Aerial Work Platforms (4)............          37.2            0.8        38.0            0.4          ---             0.4
   Corp / Eliminations..................          (1.1)         ---          (1.1)          (3.6)         ---            (3.6)
                                          -------------  ------------- -------------   ------------  ------------- ---------------
       Total............................. $       59.4  $        46.1  $    105.5     $     80.1    $      10.0   $      90.1
                                          =============  ============= =============   ============  ============= ===============

(1) Special items relate primarily to the closure of the Kilbeggan facility within the Powerscreen business.
(2) Special items relate to the closure of the Peiner facility within the tower crane group, closure of the RO boom truck facility, and the Demag inventory fair value accounting treatment.
(3)  Special items relate to restructuring actions, exiting and rationalization certain product categories with the Roadbuilding group and write-down of certain assets within the EarthKing business.
(4)  Special  items  relate  to  the  Genie  inventory  fair  value   accounting
     treatment.


                                                                Table II

                                        TEREX MINING, ROADBUILDING, UTILITY PRODUCTS AND OTHER
                                                             (in millions)
                                                              (unaudited)

                         Qtr 1 01   Qtr 2 01   Qtr 3 01   Qtr 4 01   Qtr 1 02   Qtr 2 02   Qtr 3 02   Qtr 4 02   Qtr 1 03
                         --------   --------   --------   --------   --------   --------   --------   --------   --------
GAAP
     Sales.................  134.1      112.1       98.6      138.0      162.3      193.9      174.8      165.1      189.7
     Gross Profit..........   26.2       22.8       21.6       28.5       32.7       32.9       29.5       25.9       26.8
     SG & A................   12.0       12.7       12.5       17.5       21.3       24.8       19.6       20.9       22.0
     Income from
     operations............   14.2       10.1        9.1       11.0       11.4        8.1        9.9        5.0        4.8

EXCLUDING SPECIAL ITEMS
     Sales.................  134.1      112.1       98.6      138.0      162.3      193.9      174.8      165.1      189.7
     Gross Profit..........   26.2       22.8       23.6       28.9       33.9       41.1       32.8       29.5       29.2
     SG & A................   12.0       12.7       12.0       17.5       21.3       24.2       19.6       20.2       21.7
     Income from
     operations............   14.2       10.1       11.6       11.4       12.6       16.9       13.2        9.3        7.5




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